 Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 263 Dated April 16, 2012 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FPZ3	[]	100.000%	2.900%	[]	Fixed	3.900%	MONTHLY	04/15/2031	05/15/2012	$2.06	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 4/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, April 16, 2012 through Monday, April 23, 2012 Trade Date: Monday, April 23, 2012 @12:00 PM ET Settlement Date: Thursday, April 26, 2012 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011